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                                                                   Exhibit 23.01









                        CONSENT OF INDEPENDENT AUDITORS


The Stockholders and Board of Directors
VERITAS Software Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-76822, 333-68422, 333-57882, 333-86179, and 333-79841) on Form S-8 of
VERITAS Software Corporation and subsidiaries of our report dated January 25, 2002, relating to the consolidated balance sheet of VERITAS Software Corporation and subsidiaries as of December 31, 2001, and the related consolidated statement of operations, stockholders' equity and comprehensive loss, and cash flows for the year then ended, and the related financial statement schedule as of and for the year ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of VERITAS Software Corporation.

                                        /s/ KPMG LLP

Mountain View, California
March 26, 2002